Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), is made as of June 18, 2012, by and between NILE THERAPEUTICS, INC., a Delaware corporation (the “Company”), and DARLENE HORTON, M.D. (the “Consultant”).

WHEREAS, the Company desires to retain the Consultant to provide the services described herein as an independent service provider to the Company, and Consultant desires to render such services in accordance with the terms of this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.          Services. The Company hereby engages the Consultant to serve as its Chief Medical Officer and to render such services as described on Appendix A attached hereto, as well as such other services as may be agreed to by the parties from time to time during the term of this Agreement (the “Services”). Consultant will be available as needed during the term of this Agreement to perform the Services. Consultant shall report to, and receive direction from, the Company’s Chief Executive Officer or his designee. Consultant agrees to render the Services on the terms and conditions set forth herein.

2.          Term. This Agreement shall commence on the date hereof and continue on a month-to-month basis until terminated pursuant to the terms of this Agreement (the “term”). Either party may terminate this Agreement by providing thirty (30) days’ written notice to the other.

3.          Compensation. As consideration for the performance of the Services, Consultant shall be paid a monthly fee of Thirty Thousand Dollars ($30,000) (the “Compensation”), which shall be payable on the last day of each month of the term of this Agreement and prorated for any partial months. The Company shall also reimburse Consultant for all reasonable expenses incurred on behalf of the Company provided such expenses are approved by the Company prior to Consultant incurring such expense and only if Consultant provides to the Company reasonable and customary documentation to support the payment of such expenses. Such proper and authorized expenses shall be itemized on the Consultant’s monthly invoices to the Company.

4.           Confidential Information. Consultant acknowledges and agrees that in the course of, or incident to, its engagement hereunder, the Company may provide to the Consultant, or Consultant may otherwise be exposed to, confidential information relating to the Company. Without the prior written consent of an executive officer of the Company, except as shall be necessary in the performance of Consultant’s assigned duties, for a period of five (5) years from the date of this Agreement, Consultant shall not disclose or use for consultant’s direct or indirect benefit or the direct or indirect benefit of any third party, and Consultant shall maintain, both during and after Consultant’s engagement by the Company, the confidentiality of any Confidential Information (as hereinafter defined) of the Company. In general, “Confidential Information” means any and all information of the Company provided to Consultant or otherwise owned by the Company, including, but not limited to, any information relating to: research; processes; inventions; products; methods; computer codes or instructions and related documentation; and materials prepared by Consultant in the course of, relating to or arising out of his engagement by the Company, or prepared by any other employee or contractor for the Company, research and development data, methods, plans and efforts; the identities of customers or clients, licensors, collaborators, contractors and suppliers and prospective customers or clients, licensors, collaborators, contractors and suppliers; the terms of contracts and agreements with customers or clients, licensors, collaborators, contractors and suppliers; the Company’s relationship with actual and prospective customers or clients, contractors, licensors, collaborators and suppliers and the needs and requirements of, and the Company’s course of dealing with, any such actual or prospective customers or clients, licensors, collaborators, contractors and suppliers; personnel information; customer and vendor credit information; and any other materials that have not been made available to the general public. Failure to mark any of the Confidential Information as confidential or proprietary shall not affect its status as Confidential Information under terms of this Agreement. The provisions of this Section shall not apply to information which (i) was in possession of Consultant prior to receipt from the Company, as evidenced by Consultant’s written records, or (ii) is or becomes generally available to the public through no fault of Consultant, or (iii) becomes available to Consultant from a third party having the right to make such disclosure. The Company is and shall remain, both before and after disclosure, the exclusive owner of all its Confidential Information, including without limitation, all patent, copyright, trade secret, trademark and other intellectual property rights therein. No license or any other right, including any right of ownership, is granted to Consultant by this Agreement or by any disclosure under this Agreement.

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5.            Inventions or Discoveries.

(a)          Consultant acknowledges that any and all writings, documents, inventions, discoveries, computer software programs or instructions (whether in source code, object code, or any other form, improvements, algorithms, plans, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, and/or techniques (whether reduced to written form or otherwise) that Consultant makes, conceives, discovers or develops, either solely or jointly with any other person, at any time during the term of this Agreement in connection with or related to the Services, whether during working hours or at the Company’s facility or at any other time or location, and whether upon the request or suggestion of the Company or otherwise, that relate to or are useful in any way in connection with any business now or hereafter carried on by the Company (collectively, “Intellectual Work Product”) will be the sole and exclusive property of the Company. Consultant will promptly disclose to the Company all Intellectual Work Product and Consultant will have no claim for additional compensation for the Intellectual Work Product. Consultant hereby assigns to Company all of Consultant’s rights to the Intellectual Work Product. Intellectual Work Product shall be deemed Confidential Information and shall be subject to the provisions of Section 4 hereof.

(b)          Consultant acknowledges that all Intellectual Work Product that is copyrightable shall be considered a work made for hire under United States copyright laws (the “Copyright Law”). To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under the applicable provisions of the Copyright law, or to the extent that, notwithstanding the foregoing provisions, Consultant may retain an interest in any Intellectual Work Product that is not copyrightable, Consultant hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Consultant may have in the Intellectual Work Product under copyright, patent, trade secret and trademark law in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect thereto. At the request of the Company, either before or after the termination of this Agreement, Consultant shall assist the Company in acquiring and maintaining copyright, patent, trade secret, and trade mark protection upon, and confirming the Company’s title tom any Intellectual Work Product. Consultant’s assistance will include signing all applications for copyrights and patents and other papers, cooperating in legal proceedings, and taking any other steps considered desirable by the Company.

(c)          The obligations of this Section shall continue beyond the termination of this Agreement with respect to inventions or other discoveries conceived or otherwise developed during the term of this Agreement and shall be binding upon assigns, executors, administrators and other legal representatives.

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6.            Property. During the term of this Agreement and thereafter, and except as necessary to Perform the Services hereunder, Consultant shall not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda, computer tapes, computer disks or similar materials of or containing Confidential Information, or other materials or property of any kind other than in connection with the Services. Upon the termination of this Agreement, Consultant shall leave with or return to the Company all originals and copies of the foregoing, as well as other property of the Company then in Consultant’s possession, whether prepared by Consultant or by others.

7.            Non-Solicitation. Regardless of whether or not this Agreement is terminated, during the term of the Agreement and for the twelve month period following termination (the “Restricted Period”), Consultant shall not: (i) solicit, divert, take away or induce any employee or independent contractor of the Company to leave the employ or service of the Company; or (ii) employ any person who was an employee of the Company at any time during the Restricted Period.

8.            Insider Trading. Consultant recognizes that in the course of rendering the Services, Consultant may receive from the Company or others information which may be considered “material, nonpublic information” concerning the Company or another public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. Consultant agrees NOT to:

(a)          Buy, sell or effect any other transaction relating to any stock, option, bond, warrant or other security of any issuer (including the Company) with respect to which Consultant is then in possession of material, nonpublic information received from the Company or others;

(b)          Provide the Company with information with respect to any public company that may be considered material, nonpublic information; or

(c)          Provide any person with material, nonpublic information, received from the Company, including any relative, associate, or other individual who intends to, or may, (a) trade securities with respect to the entity which is the subject of such information, or (b) otherwise directly or indirectly benefit from such information.

9.            Indemnification and Release. The Company shall indemnify and hold Consultant harmless from and against any and all liabilities, losses, damages, claims, costs, causes of action and expenses, including but not limited to the costs of defense and attorneys’ fees (collectively, a “Loss”), suffered, paid or incurred by Consultant relating to the performances of the Services, except to the extent to which such Loss arose out of or resulted from Consultant’s gross negligence, recklessness, willful misfeasance or intentional misconduct. Consultant shall indemnify and hold the Company harmless from and against any Loss suffered, paid or incurred by the Company relating to or resulting from Consultant’s breach of his/her obligations under Section 19 hereof.

10.          Disclosure. Consultant hereby represents that Consultant is not subject to any other Agreement that Consultant will violate by signing this Agreement or performing the Services, including any policy or other requirement of any employer of Consultant.

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11.         Successors and Assigns. The Company may assign this Agreement to, and this Agreement shall bind and inure to the benefit of, any parent, subsidiary, affiliate or successor of the Company. This Agreement shall not be assignable by Consultant. For purposes of Sections 4, 5, 6, 7 and 8, all reference to “the Company” includes all and each of the Company’s subsidiaries and affiliated entities, including but not limited to parent entities and their subsidiaries.

12.         Entire Agreement: Amendments. This Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every nature between them. This Agreement may not be changed or modified, except by an agreement in writing signed by both of the parties hereto.

13.         Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement. Failure of a party to enforce any provision hereof shall not be deemed a waiver of such party’s right to enforce such provision in the future.

14.         Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without regard to conflicts of law principles of California or any other jurisdiction.

15.         Invalidity. In case any one or more of the provisions or portions of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision or portion of any provision of this Agreement, and any such provision or any such portion of any provision shall be deemed modified to the extent necessary to make it enforceable. In the event that a court of competent jurisdiction determines that one or more of the provisions or portions of the provisions contained in this Agreement is over broad or over reaching, such provision or portion thereof shall be deemed modified to the extent necessary to make it enforceable to the maximum extent allowed by law. If any provision herein is not enforceable as written, the parties hereto agree that such court shall reform the provision to provide the maximum restriction enforceable against Consultant and that the provision, as reformed, shall be enforceable.

16.         Survival of Provisions. The respective obligations of the parties under Sections 4, 5, 6, 7, 8, 19, 20 and 21 of this Agreement shall survive the termination of this Agreement.

17.         Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

18.         Gender; Number. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

19.         Consultant Relationship. It is understood and agreed that Consultant shall be acting only in the capacity of an independent contractor insofar as this Agreement is concerned, and not as a partner, co-venturer, agent, employee, franchisee or representative of the Company. As such, the payments made by the Company to Consultant are only for the acceptable performance of the Services. The Company is interested only in the results obtained under this Agreement; the manner and means of Consultant’s performance is within Consultant’s sole control and discretion, as the Company, by this Agreement, is only purchasing Consultant’s accurate results in connection with the performance of the Services. Consultant shall be solely liable for all remuneration, compensation, or other payments which may be due to employees of Consultant, and the Company shall have no obligation with respect to any employees of Consultant. Consultant is responsible for all expenses incurred in Consultant’s business operations including but not limited to federal, state and local taxes, FICA and FUTA payments, licenses, permits and registration charges, expenses of maintenance, travel, lodging, equipment, insurance and other expenses incidental to Consultant’s business.

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20.         Enforcement. Consultant acknowledges that it is impossible to measure fully, in money, the injury that will be caused to the Company in the event of a breach or threatened breach of Consultant’s obligations under Sections 4, 5, 6 and 7 of this Agreement, and Consultant waives the claim or defense that the Company has an adequate remedy at law. Consultant shall not, in any action or proceeding to enforce the provisions of this Agreement, assert the claim or defense that such a remedy at law exists. The Company shall be entitled to injunctive relief to enforce the provisions of this Agreement, without prejudice to any other remedy the Company may have at law or in equity.

21.         Notices. All notices or other communications hereunder will be in writing and will be deemed given on (i) the day given in person, (ii) the next business day if sent by overnight delivery service to the parties at the addresses set forth below or to such other addresses as will be specified by notice to the other parties hereunder or (iii) the next business day if sent by telefax with electronic confirmation obtained:

If to the Company:

Nile Therapeutics, Inc.

4 West 4th Avenue, Suite 400

San Mateo, CA 94402

Attention: Chief Executive Officer

Facsimile No.: (415) 875-7075

If to Consultant:

Darlene Horton, M.D.

[ADDRESS]

22.         Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format or similar data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Remainder of page left intentionally blank.

Signature page follows.

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The parties have caused this Agreement to be executed effective as of the date first set forth above.

Nile Therapeutics, Inc.

By:	/s/ Joshua A. Kazam
Name: Joshua A. Kazam
Its: President & Chief Executive Officer

Consultant:

/s/ Darlene Horton
Darlene Horton, M.D.

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Appendix A

Description of Services

Serve as the Company’s Chief Medical Officer, providing the Company’s medical leadership and ensuring successful, high quality clinical development programs, submissions and commercialization readiness. Key interface with external consultants, academic centers, opinion leaders, and worldwide regulatory agencies and will be responsible for assessing and making recommendations on new molecule in-licensing. Will meet with investors, potential partners and present at scientific and at commercial meetings, on an as-needed basis.

Scope of Services:

Clinical and Regulatory Leadership

•	Technical oversight in the design of all clinical research activities
•	Responsible for ensuring that clinical data generated for regulatory purposes meets all necessary regulatory standards
•	Promote innovation in study design/methodology, as well as in implementation
•	Leadership to the publications strategy for communication of scientific results of clinical development plan to external community
•	Prioritization of team assignments for clinical planning
•	Input into all clinical strategy decisions, including primary scientific negotiator at FDA meetings, EMEA and other BOHs
•	Final review and approval of all clinical documents
•	Create clinical development strategy for molecules
•	Prepares presentations for external audiences, board presentation, etc.

Process / Compliance

•	Ensure that the welfare of clinical trial participants is always top priority
•	Assure compliance with local and international regulations, laws, guidance, and GCP
•	Ensure appropriate safety reporting process is followed

External Relationships

•	Scientific ambassador for the company and its molecules
•	Build extensive external relationships with experts and physicians in the field and nurture those relationships
•	Establish and build external advisory boards
•	Lead in leveraging clinical data into external value by sharing knowledge through presentations, publications, marketing materials, medical information, etc
•	Interface with current and potential development and commercialization partners
•	Investor interactions